Exhibit 99.1

Lumenis Extends Shareholder Rights Plan

Yokneam, Israel-April 18, 2003 - Lumenis Ltd. (NASDAQ: LUME) announced that its Board of Directors has approved an extension of its Shareholder Rights Plan for a two year period until May 31, 2005. The Plan is similar to plans adopted by other publicly traded companies which are designed to allow time for the Board to consider alternatives in the event of undervalued or unfair offers.

The Plan provides that one bonus right will be distributed for each share of capital stock outstanding. Generally, if a person becomes the beneficial owner of 15% or more of Lumenis' share capital, each right will entitle the other right holders to purchase shares of Lumenis having a market value of twice the exercise price of the right. The rights are redeemable by Lumenis.

The Board of Directors determined the Plan was a reasonable form of protection for shareholders during a period of an artificially low share price. The Plan does not prevent a fairly valued bid for the Company.

About Lumenis

Lumenis develops, manufactures, and markets state-of-the-art proprietary laser and intense pulsed light devices. Its systems are used in a variety of aesthetic, ophthalmic, surgical and dental applications, including skin treatments, hair removal, non-invasive treatment of vascular lesions and pigmented lesions, acne, psoriasis, ENT, gynecology, urinary lithotripsy, benign prostatic hyperplasia, open angle glaucoma, diabetic retinopathy, secondary cataracts, age-related macular degeneration, vision correction, neurosurgery, dentistry and veterinary. For more information about the Company and its products log on to http://www.lumenis.com

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company's actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company's products, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company's international operations and the Company's ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation and several securities class action lawsuits to which the Company is subject; uncertainties relating to the Company's continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

Contacts: Kevin Morano
          CFO
          212-515-4187